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                             Phelps Dunbar, L.L.P.
                          Suite 500, Mtel Centre North
                              200 S. Lamar Street
                                P. O. Box 23066
                        Jackson, Mississippi  39225-3066


                                  May 31, 1996


Hancock Holding Company
One Hancock Plaza
P. O. Box 4019
Gulfport, MS  39502

      Re:        Hancock Holding Company
                 Registration Statement on Form S-8

Gentlemen:

      We have acted as counsel to Hancock Holding Company (the "Company") in connection with the preparation of a registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Company of up to 200,000 shares (the "Company Shares") of the Company's common stock, $3.33 par value, in connection with the formation of the Hancock Bank 401(k) Plan and Trust (the "Plan"). In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

      In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth in accuracy of all facts set forth in all certificates provided to or examined by us.

      Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Company Shares have been duly authorized, and, when issued and sold, will be validly issued, fully paid and nonassessable.

      The foregoing opinions are limited to the laws of the State of Mississippi and the federal laws of the United States of America. We express no opinion as to matters governed by the





                     Exhibit 5.1 to Hancock Holding Company
                       Registration Statement on Form S-8
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laws of any other state.  Furthermore, no opinion is expressed herein as to the
effect of any future acts of the parties or changes in existing law.   We
undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substances of the opinions herein expressed.

      This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

      We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1993 or the General Rules or Regulations of the Commission thereunder.

                                        Very truly yours,

                                        PHELPS DUNBAR, L.L.P.